Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated January 25, 2022 (except for Note 15, as to which the date is March 22, 2022) which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Treasure Global Inc. for the years ended June 30, 2021 and 2020. included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-264364) and related Prospectus of Treasure Global Inc. for the registration of shares of its common stock.

/s/ Friedman LLP

New York, New York

August 10, 2022